Exhibit 4.5

FOURTH AMENDMENT TO THE

2007 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS FOURTH AMENDMENT to the 2007 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted by Publix Super Markets, Inc. (the “Company”) effective as of the dates set forth below.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company desires to amend the Plan further in order to clarify certain provisions related to recent legislation and other regulatory guidance.

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 1.22 of the Plan is amended and restated in its entirety, effective January 1, 2008, as follows:

1.22 “Eligible Retirement Plan” shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, a Roth IRA described in Section 408A(b) of the Code, or an eligible plan under Section 457(b) of the Code that is maintained by a state or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from this Plan, in each case provided that the account or plan accepts a Distributee’s Eligible Rollover Distribution; provided, however, effective January 1, 2010, with respect to a direct trustee-to-trustee transfer of a Participant’s death benefit to an Eligible Retirement Plan for the benefit of a designated beneficiary (as defined by Section 401(a)(9)(E) of the Code) other than the surviving spouse of the deceased Participant, an Eligible Retirement Plan shall mean (and be limited to) an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, or a Roth IRA described in Section 408A(b) of the Code that is established on behalf of the nonspouse designated beneficiary and that will be treated as an inherited individual retirement account or individual retirement annuity (“IRA”) pursuant to the provisions of Sections 402(c)(11) and 408(d)(3)(C)(ii) of the Code.

2.	Section 1.23 of the Plan is amended and restated in its entirety, effective January 1, 2007, as follows:

1.23 “Eligible Rollover Distribution” shall mean any distribution of all or any portion of the balance to the credit of a Distributee, other than:

(a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made

(1) for the life (or life expectancy) of the Distributee, or the joint lives (or life expectancies) of the Distributee and the Distributee’s designated beneficiary, or

(2) for a specified period of ten years or more;

(b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and

(c) any distribution on account of hardship.

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax Employee contributions that are not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer Securities). However, such portion shall be an Eligible Rollover Distribution solely to the extent that it is transferred: (i) in a direct trustee-to-trustee transfer to a qualified trust described in Section 401(a) of the Code, an annuity plan described in Section 403(a) of the Code, or, for transfers after 2006, an annuity contract described in Section 403(b) of the Code, and such plan or contract provides for separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not includible in gross income; (ii) to an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code; or (iii) for transfers after 2007, in a direct trustee-to-trustee transfer to a Roth IRA described in Section 408A(b) of the Code.

Notwithstanding the preceding provisions of this paragraph, an Eligible Rollover Distribution shall not include one or more distributions during a Plan Year if the aggregate amount distributed during the Plan Year is less than $200 (as adjusted from time to time under applicable law).

3.	Section 1.54 of the Plan is amended, effective January 1, 2009:

a. The first paragraph is amended as follows:

1.54 “Section 415 Compensation” shall include all wages within the meaning of Section 3401(a) of the Code (including, without limitation, differential wage payments as defined in Section 3401(h)(2) of the Code), and all other payments of compensation to a Participant from all Employers and Affiliates (in the course of the Employer’s or Affiliate’s trade or business) for which the Employers and Affiliates are required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code (and without regard to any provisions under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that the term Section 415 Compensation shall also include any amount that is contributed by an Employer or Affiliate at the election of the Employee and that is not includible in the gross income of the Employee under Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), 403(b) or 457(b) of the Code.

b. The last paragraph is amended as follows:

A payment made to a Participant after the Participant has severed from employment with an Employer or Affiliate that is not regular pay after severance from employment, a leave cashout or deferred compensation, as described above, shall not be included as Section 415 Compensation; provided, however, that the foregoing language in this sentence shall not preclude differential wage payments for a Participant who has entered military service from being included as Section 415 Compensation, as provided in the first paragraph of this section 1.54, regardless of whether the Participant receiving such differential wage payments has severed from employment with an Employer or Affiliate at the time of receipt.

4.	Section 1.55 of the Plan is amended, effective January 1, 2002, by substituting “severance from employment” for “separation from service.”

5.	Section 15.7 of the Plan is amended and restated in its entirety, effective January 1, 2007, as follows:

15.7 Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, and effective as required by the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), contributions, benefits, and service credit with respect to qualified military service will be provided solely in accordance with the mandatory provisions of Section 414(u) of the Code. In the event that a Participant dies while performing qualified military service, as defined in Section 414(u) of the Code, the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death. Effective January 1, 2009, differential wage payments (as defined in Section 3401(h)(2) of the Code) shall be treated as Section 415 Compensation to the extent required by Section 414(u)(12) of the Code.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed this 29th day of July, 2011 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ John A. Attaway, Jr.	By:	/s/ William E. Crenshaw
	John A. Attaway, Jr.		William E. Crenshaw,
	Secretary		Chief Executive Officer

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